Meridian Interstate Bancorp, Inc. Adopts Stock Repurchase Program

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer
(781) 592-2999

East Boston, Massachusetts - (November 26, 2008) Meridian Interstate Bancorp, Inc. (Nasdaq – EBSB) announced today that its Board of Directors has adopted a stock repurchase program that will be utilized to fund grants of restricted stock under the Company’s 2008 Equity Incentive Plan, which was approved by stockholders on August 19, 2008.  Under the repurchase program, the Company may repurchase up to 414,000 shares of its common stock.  Implementation of the repurchase program remains subject to the submission of required regulatory notices and the receipt of any regulatory approvals or non-objections.

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s November 13, 2007 prospectus. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank is a Massachusetts chartered stock savings bank that operates from 12 full service locations in the greater Boston metropolitan area.  At June 30, 2008, the Company had total assets of $1.1 billion, total deposits of $803 million and total stockholders’ equity of $199 million.